Exhibit 99.1

June 18, 2013

Tetra Tech Revises Third Quarter 2013 Outlook

And Authorizes $100 Million Stock Repurchase Program

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today an update of its third quarter 2013 outlook to reflect increased restructuring costs resulting from the previously announced weakness in Eastern Canada and mining, and new findings on certain project claims.

Tetra Tech plans to incur restructuring costs associated with its Eastern Canadian and mining operations in the third quarter 2013.  These costs are now estimated to be approximately $50 million in the third quarter, approximately $40 million of which are non-recurring.  This increase is principally related to increased severance and office closure costs to downsize these operations due to reduced project demand caused by poor economic conditions.  Approximately two-thirds of these costs are associated with Eastern Canada, and approximately one-third are associated with mining operations.  Based upon these anticipated results, Tetra Tech is performing a goodwill impairment test on its Eastern Canadian and mining operations, and will update investors on the test results in the third quarter earnings release.

In addition, Tetra Tech plans to incur charges to resolve certain project claims in its third quarter.  During the quarter, Tetra Tech received adverse findings principally related to claims on four programs, and will consequently record a charge while it continues the dispute resolution processes.  The claims are primarily related to change orders on lump-sum projects for certain U.S. federal and state government customers that are currently under significant budget pressure.  These charges are estimated to be up to $45 million, most of which are associated with accounts receivable.

The charges will affect the revenue and profitability of all three reportable segments.  In the third quarter, revenue, net of subcontractor costs, is now expected to range from $440 million to $490 million, and, based on these charges, diluted loss per share is expected to range from $0.30 to $0.50.

In addition, Tetra Tech’s Board of Directors has authorized the repurchase of up to $100 million of its common stock.  Because the repurchases under the program are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the program, or that there will be any repurchases pursuant to the program.

“The actions we are taking in the third quarter proactively address changes in the market and right-size our operations to immediately return the Company to its historical profitability and trend of margin improvement,” said Dan Batrack, Tetra Tech’s Chairman and CEO.  “The Board’s stock repurchase authorization reflects confidence in our long-term outlook by enabling us to purchase shares at times when we believe they trade at a significant discount to their intrinsic value. The stock repurchase program will not impact our ability to invest in both organic growth initiatives and strategic acquisitions.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction management, and technical services.  The Company supports government and commercial clients by providing innovative solutions to complex problems focused on water, environment, energy, infrastructure, and natural resources.  With more than 14,000 staff worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:  worldwide political and economic uncertainties; the effect of the Budget Control Act of 2011; fluctuations in annual revenue, expenses and operating results; the cyclicality in demand for U.S. state and local government and U.S. commercial services; credit risks associated with certain U.S. commercial clients; concentration of revenues from U.S. government agencies and potential funding disruptions by these agencies; violations of U.S. government contractor regulations; dependence on winning or renewing U.S. federal, state and local government contracts; the delay or unavailability of public funding on U.S. government contracts; the U.S. government’s right to modify, delay, curtail or terminate contracts at its convenience; risks associated with international operations; the failure to properly manage projects; the loss of key personnel or the inability to attract and retain qualified personnel; the use of estimates and assumptions in the preparation of financial statements; the ability to maintain adequate workforce utilization; the use of the percentage-of-completion method of accounting; the inability to accurately estimate contract risks, revenue and costs; the failure to win or renew contracts with private and public sector clients; acquisition strategy and integration risks; goodwill or other intangible asset impairment; growth strategy management; backlog cancellation and adjustments; the failure of partners to perform on joint projects; the failure of subcontractors to satisfy their obligations; requirements to pay liquidated damages based on contract performance; changes in resource management, environmental or infrastructure industry laws, regulations or programs; changes in capital markets and the access to capital; credit agreement covenants; industry competition; liability related to legal proceedings; the availability of third-party insurance coverage; the ability to obtain adequate bonding; employee, agent or partner misconduct; employee risks related to international travel; safety programs; conflict of interest issues; liabilities relating to reports and opinions; liabilities relating to environmental laws and regulations; force majeure events; protection of intellectual property rights; the interruption of computer, information and communications technology and systems; the ability to impede a business combination based on Delaware law and charter documents; and stock price volatility. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.